Exhibit 21.1
LIST OF SUBSIDIARIES AND JURISDICTIONS OF INCORPORATION
The following is a list of subsidiaries of the Company, doing business under the name stated.

Country or State
Name	of Incorporation
Cuisine Solutions	France

Cuisine Solutions Norway S.A.	Norway